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                                                                    EXHIBIT 99.1
FOR IMMEDIATE RELEASE
October 12, 2006

Jacksonville, Illinois

Contact:          Richard A. Foss           Diana S. Tone
                  President and CEO         Chief Financial Officer
                  (217) 245-4111            (217) 245-4111

             JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY EARNINGS
             -------------------------------------------------------

Jacksonville Bancorp, Inc. (NASDAQ Small Cap - JXSB) reported unaudited net income for the three months ended September 30, 2006, of $169,000, or $0.09 per share of common stock, basic and $0.08 per share, diluted, compared to net income of $235,000, or $0.12 per share of common stock, basic and diluted, for the three months ended September 30, 2005. The Company reported unaudited net income of $784,000, or $0.40 per share of common stock, basic and $0.39 per share, diluted, for the nine months ended September 30, 2006, compared to net income of $642,000, or $0.33 per share of common stock, basic, and $0.32 per share, diluted, for the nine months ended September 30, 2005.

Net income decreased $66,000 during the three months ended September 30, 2006 as compared to the same period in 2005. The decrease is due to a decline of $152,000 in net interest income, a decrease of $59,000 in other income, and an increase of $12,000 in other expenses, partially offset by a decrease of $35,000 in the provision for loan losses and a decrease of $122,000 in income taxes. The decrease in net interest income is the net effect of increases in interest income of $413,000 and interest expense of $565,000. The decrease in net interest income reflects the impact of the flat yield curve as short-term rates, which are used to price deposits, increased faster than longer-term rates, which are used when pricing loan products. Interest income on loans increased $346,000, primarily due to an $8.8 million increase in the average balance of the loan portfolio, as well as a 55 basis point increase in the average yield, during the third quarter of 2006 compared to the same period of 2005. Interest expense on deposits increased $612,000 during the third quarter of 2006 compared to 2005, primarily due to an increase of 108 basis points in the average cost of deposits during the third quarter of 2006 compared to the same quarter of 2005. The average balance of deposits increased $8.9 million during this same time period, primarily due to the introduction of a new, higher-cost money market deposit product during 2006.

Other income decreased $59,000 during the third quarter of 2006 primarily due to decreases in gains on loan sales of $23,000 and gains on securities sales of $18,000. Other expense increased $12,000 primarily due to increases of $25,000 in salaries and benefits expense and $23,000 in real estate owned expense, partially offset by a decrease of 25,000 in occupancy expense. The decrease in the provision for loan losses reflects fewer nonperforming loans.

Net income increased $141,000 during the nine months ended September 30, 2006 compared to the same period of 2005. The increase in net income is due to decreases of $185,000 in the provision for loan losses, $63,000 in other expense, and $127,000 in income taxes and an increase of $25,000 in other income, only partially offset by a decrease in net interest income of $259,000. The decrease in net interest income during the first nine months of 2006, compared to the same period of 2005, is due to an

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increase of $1.1 million in interest income offset by an increase of $1.4 million in interest expense. Interest income on loans increased $1.1 million, due to an $11.4 million growth in the average balance of the loans and a 51 basis point increase in the average yield during the first nine months of 2006. Interest expense has been impacted by a $1.3 million increase in interest expense on deposits. The increase is primarily due to an increase of 84 basis points in the average cost of deposits during the first nine months of 2006, compared to the same period of 2005.

The decrease in the provision for loan losses reflects $138,000 in recoveries and a $635,000 reduction in nonperforming loans during the first nine months of 2006. The increase in other income is primarily due to increases in commission income of $51,000 and service charges on deposits of $30,000, partially offset by a decrease of $33,000 in gains on securities sales. The decrease in other expense is mainly comprised of decreases of $114,000 in occupancy expense, $33,000 in real estate owned expense, and $33,000 in legal and accounting fees, partially offset by an increase of $122,000 in salaries and benefits expense. The decrease in occupancy expense reflects a reduction in depreciation costs. The increase in salaries and benefits expense is primarily due to the increase in brokerage commissions and regular cost increases.

Total assets at September 30, 2006, increased $5.3 million to $259.2 million from $253.9 million at December 31, 2005. Total deposits at September 30, 2006 were $226.6 million, compared to $218.4 million at December 31, 2005. Total stockholders' equity at September 30, 2006 and December 31, 2005, was $21.0 million and $20.1 million, respectively. At September 30, 2006, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.4%, 11.6%, and 12.7%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company incorporated on May 3, 2002. The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois. The Company's operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois. All information at and for the periods ended September 30, 2006, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words "believe", "expect", "intend", "anticipate", "estimate", "project", or similar expressions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.